Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SEATTLE SPINCO, INC.

FIRST.  The name of the corporation (which is hereinafter referred to as the “Corporation”) is Seattle SpinCo, Inc.

SECOND.  The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 North Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH.  Capital Stock.

A.          Authorized Capital Stock.  The Corporation shall be authorized to issue one thousand two hundred (1,200) shares of capital stock, of which (i) one thousand (1,000) shares shall be shares of Class A Common Stock, $0.01 par value (the “Class A Common Stock”), (ii) one hundred (100) shares shall be shares of Class B Common Stock, $0.01 par value (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (iii) one hundred (100) shares shall be shares of Preferred Stock, $0.01 par value (the “Preferred Stock”).

B.          Common Stock.

(i)          Except as expressly provided herein, the rights, preferences and privileges of the Class A Common Stock and Class B Common Stock shall be in all respects and for all purposes and in all circumstances absolutely and completely identical.

(ii)          The holders of the Class A Common Stock and the Class B Common Stock shall be entitled to receive an equal amount of dividends per share if, as and when declared from time to time by the Board of Directors of the Corporation.  In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock or Class B Common Stock unless the shares of Class A Common Stock and Class B Common Stock at the time outstanding are treated equally and identically, provided that in the event of a dividend of Common Stock, shares of Class A Common Stock shall only be entitled to receive shares of Class A Common Stock and shares of Class B Common Stock shall only be entitled to receive shares of Class B Common Stock.

(iii)          In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive an equal amount per share of all the assets of the Corporation of whatever kind available for distribution to holders of Common Stock, after the rights of the holders of the Preferred Stock have been satisfied.

(iv)          Except as otherwise required by law, herein or as otherwise provided in any certificate of designation for any series of Preferred Stock, each share of Class A Common Stock shall be entitled to ten (10) votes, and each share of Class B Common Stock shall be entitled to one (1) vote, on all matters presented for a vote of the holders of Common Stock.  All shares of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters.

C.          Preferred Stock.  The Board of Directors of the Corporation is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series the number of shares thereof, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors of the Corporation providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

FIFTH.  Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law.

SEVENTH.  To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. Any amendment, modification or repeal of this Article Seventh, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Seventh, shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article Eighth.

NINTH. The name and mailing address of the incorporator are as follows:

Andrew D. Kenny
c/o Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019

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IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated herein are true.

Dated: September 1, 2016.

/s/ Andrew D. Kenny
Andrew D. Kenny, Incorporator

[Signature Page to Certificate of Incorporation]